NEWS RELEASE

Coeur Announces Fourth Quarter and Full-Year 2013 Highlights and Provides 2014 Guidance

Chicago, Illinois - January 16, 2014 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE, TSX:CDM) today announced summary operating and financial highlights for the fourth quarter and full-year 2013, and provided production guidance for 2014.
Highlights

•	Fourth quarter production of 4.3 million ounces of silver and 80,780 gold ounces, increases of 3% and 27%, respectively, from the third quarter 2013.

•	Full-year production of 17.0 million ounces of silver and a record high 262,217 ounces of gold, a decrease of 6% and an increase of 16%, respectively, from 2012.

•	Full-year 2013 cash operating costs expected to be $9.87 per silver ounce[1] and $949 per gold ounce[1].

•	2014 production guidance range of 17.0 - 18.2 million silver ounces and 220,000 - 238,000 gold ounces.
Mitchell J. Krebs, Coeur's President and Chief Executive Officer, said, “Full-year silver production totaling 17.0 million ounces was 5% below the low end of Company guidance, which was mostly a result of slower than expected leach recoveries at our Rochester mine in Nevada. Gold production in 2013 exceeded our guidance range due to a strong fourth quarter at our Kensington mine in Alaska and represented nearly half of the Company’s estimated 2013 metal sales. On a silver equivalent basis2, 2013 production of 32.7 million ounces was in-line with the low end of Company guidance and was approximately 8% higher than 2012 production.
"The Company’s ongoing efforts to maximize cash flow in the current lower price environment are reflected in our 2013 results. Full-year cash operating costs for silver are expected to be $9.87 per ounce1, which is within the guidance range provided by the Company, and cash operating costs for gold are expected to be $949 per ounce1, which is below Company guidance. We reduced planned capital expenditures by approximately 18% during 2013, completed several key internal expansion projects intended to maximize future revenue, eliminated approximately $6 million of early-stage exploration expense, and continued to manage price risk by extending our hedging program using downside put protection. We also created Coeur Capital to add higher-margin free cash flow from a growing portfolio of precious metals royalty and streaming interests.
"Our 2014 production guidance reflects a prioritization of “quality” of production ounces versus “quantity” of production ounces. During late 2013, the Company decided to defer development and production from the Guadalupe deposit at the Palmarejo silver and gold mine in Mexico based on this approach. We expect to replace these ounces with higher margin, lower-cost ore sources during the year. At Rochester, 2014 production guidance takes into account an expected slower ramp up in ounces recovered from the recently expanded leach pad. 2014 capital expenditures are expected to be below $80 million, representing a significant reduction from the 2013 level."
The Company maintains a strong balance sheet and liquidity position, which better allows it to manage through a protracted depressed price climate. It also provides additional flexibility to pursue high-return growth opportunities arising from the current environment. As of December 31, 2013, cash and equivalents were estimated to be $207 million.
Coeur’s fourth quarter and 2013 complete operational and financial results are scheduled to be released on February 19, 2014.

1. Cash operating costs is a non-GAAP measure. Cash operating costs per silver ounce based on weighted average of Palmarejo, San Bartolomé, Rochester, and Endeavor.
Cash operating costs per gold ounce based on Kensington only.
2. Silver equivalent calculated using average realized prices of $23.14 per ounce of silver and $1,387 per ounce of gold for 2013 and $30.92 per ounce of silver and $1,665 per ounce of gold for 2012.

Table 1: Fourth Quarter and 2013 Production

(silver ounces in thousands)	4Q 2013		3Q 2013		Quarter Variance		2013		2012		Year Variance
	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold
Palmarejo	1,994	35,486	1,918	29,893	4%	19%	7,603	116,536	8,236	106,038	(8%)	10%
San Bartolomé	1,498	—	1,528	—	(2%)	n.a.	5,941	—	5,930	—	—%	n.a.
Rochester	712	7,890	595	4,824	20%	64%	2,799	30,860	2,801	38,066	—%	(19%)
Martha	—	—	—	—	n.a.	n.a.	—	—	323	257	n.a.	n.a.
Kensington	—	37,404	—	29,049	n.a.	29%	—	114,821	—	82,125	n.a.	40%
Endeavor	135	—	162	—	(17%)	n.a.	669	—	734	—	(9%)	n.a.
Total	4,340	80,780	4,203	63,766	3%	27%	17,012	262,217	18,025	226,486	(6%)	16%

Table 2: Key Unaudited 2013E Financial Highlights

(millions, except average realized prices)	4Q 2013E	3Q 2013A	2013E	2012A
Avg. realized price per ounce - silver	$20.54/oz	$21.06/oz	$23.14/oz	$30.92/oz
Avg. realized price per ounce - gold	$1,249/oz	$1,329/oz	$1,387/oz	$1,665/oz
Sales of metal	$163 - $173	$201	$740 - $750	$895
Production costs applicable to sales	$97 - $107	$132	$460 - $470	$457
Administrative & general expenses	$12 - $14	$16	$53 - $55	$33
Exploration expenses	$2 - $4	$3	$19 - $21	$26
Pre-development, care, maintenance and other	$2 - $4	$4	$11 - $13	$1
Capital expenditures	$30 - $34	$33	$103 - $107	$116

Table 3: 2014 Production Outlook

(silver ounces in thousands)	Country	Silver	Gold
Palmarejo	Mexico	6,700 - 7,200	87,000 - 95,000
San Bartolomé	Bolivia	5,700 - 6,000	-
Rochester	Nevada, USA	4,100 - 4,400	28,000 - 31,000
Endeavor	Australia	500 - 600	-
Kensington	Alaska, USA	-	105,000 - 112,000
Total		17,000 - 18,200	220,000 - 238,000

In 2014, the second and third quarters are expected generate higher production for both silver and gold compared to the first and fourth quarters.

Palmarejo

•
Fourth quarter silver and gold production at Palmarejo increased 4% and 19%, respectively, over the third quarter of 2013. Higher underground silver and gold grades offset lower recovery rates in the fourth quarter.

•	Higher recovery rates are anticipated during 2014 as a result of drilling and blasting improvements and from processing plant improvements scheduled to be completed in the first quarter.

•
Coeur continues to evaluate potential high-margin production increases to offset production previously planned from the Guadalupe underground deposit. The Company believes good potential exists to define additional near-term production adjacent to the existing underground and open pit operations.

1. Cash operating costs is a non-GAAP measure. Cash operating costs per silver ounce based on weighted average of Palmarejo, San Bartolomé, Rochester, and Endeavor.
Cash operating costs per gold ounce based on Kensington only.

San Bartolomé

•	Performance during the fourth quarter and 2013 remained consistent, as does the 2014 outlook for tons mined, ounces produced, and silver grade.

Rochester

•
Despite a slower than expected ramp up in production from the recently expanded Stage III leach pad, Coeur experienced significant increases in fourth quarter production at Rochester. Fourth quarter silver and gold ounces increased 20% and 64%, respectively, compared to the third quarter 2013.

•	Major capital projects at Rochester are now complete and are expected to drive further production growth and lower per unit costs in 2014.

Kensington

•	Gold production at Kensington increased 29% in the fourth quarter due primarily to 30% higher average head grade.

•	Full-year 2013 gold production rose 40% from 2012 to a record 114,821 ounces at Kensington.

•	Fourth quarter cash operating costs at Kensington are expected to be $746 per ounce[1], approximately 24% lower than the third quarter 2013.

•	Full-year 2013 cash operating costs are expected to be $949 per ounce[1].

•	Increased mill throughput is expected to offset declines in grade in 2014 leading to another year of expected strong production and cash flow at Kensington.

Carrying Value Impairment
In the course of preparing the Company's 2013 financial statements, impairment testing was performed for each of the Company's mines based on life-of-mine cash flow projections using reasonable assumptions for silver and gold prices. As a result of these tests, Coeur expects to record a non-cash impairment charge of approximately $770 million in the fourth quarter of 2013 to reduce the carrying value of the Palmarejo and Kensington assets, primarily resulting from the impact of sustained lower silver and gold prices.

Amendments to Credit Facility Covenants
The Company has completed certain necessary amendments to the financial covenants on its undrawn $100 million revolving credit facility, which will be detailed in the Company's Form 8-K to be filed January 16, 2014.

Audited Financial Results and Conference Call
Coeur will report audited financial results and complete operational results for the fourth quarter and full year 2013 on February 19, 2014 after the New York and Toronto stock exchanges close for trading. There will be a conference call on February 20, 2014 at 11:00 a.m. Eastern time.
Dial-In Numbers:  (877) 768-0708 (US and Canada)
                              (660) 422-4718 (International)

Conference ID:    338 94 552

The conference call and presentation will also be webcast on the Company’s website www.coeur.com.

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Vice President of Exploration, Joe Phillips, Senior Vice President and Chief Development Officer, and other members of management.

A replay of the call will be available through March 6, 2014.

1. Cash operating costs is a non-GAAP measure. Cash operating costs per silver ounce based on weighted average of Palmarejo, San Bartolomé, Rochester, and Endeavor.
Cash operating costs per gold ounce based on Kensington only.

      Replay numbers:    (855) 859-2056 (US and Canada)
                               (404) 537-3406 (International)

About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer. The Company has four precious metals mines in the Americas generating strong production and sales. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to net smelter royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, and the Zaruma mine in Ecuador. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.

For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819
Donna Mirandola, Director, Corporate Communications
(312) 489-5824
www.coeur.com

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, guidance and expectations for the quarter and full year ended December 31, 2013, operating costs, capital expenditures, efforts to maximize cash flow, increase production, reduce costs, and manage metals price risk, exploration and development efforts, asset impairments, and modifications to financial covenants under Coeur’s credit facility. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
W. David Tyler, Coeur's Vice President of Technical Services and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash operating costs. We believe that this adjusted measure provides meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe this adjusted financial measure is an important indicator of our recurring operations because it excludes items that may not be indicative of, or are unrelated to our core operating results, and provides a better baseline for analyzing trends in our underlying businesses. We believe cash operating costs is an important measure in assessing the Company's overall financial performance.

Table 4:
Results of Operations by Mine - Palmarejo

	4Q 2013	3Q 2013	Quarter Variance	2013	2012	Year Variance
Underground Operations:
Tons mined	237,384	219,909	8%	791,792	604,522	31%
Average silver grade (oz/t)	6.00	4.73	27%	4.98	6.99	(29)%
Average gold grade (oz/t)	0.14	0.11	27%	0.11	0.11	—%
Surface Operations:
Tons mined	361,493	385,379	(6)%	1,499,281	1,559,245	(4)%
Average silver grade (oz/t)	3.49	3.49	—%	3.83	3.58	7%
Average gold grade (oz/t)	0.03	0.03	—%	0.03	0.03	—%
Processing:
Total tons milled	595,803	583,365	2%	2,322,660	2,114,366	10%
Average recovery rate – Ag	74.5%	81.8%	(9)%	77.7%	83.0%	(6)%
Average recovery rate – Au	80.6%	87.6%	(8)%	84.2%	94.4%	(11)%
Silver production - oz (000's)	1,994	1,918	4%	7,603	8,236	(8)%
Gold production - oz	35,486	29,893	19%	116,536	106,038	10%
Table 5:
Results of Operations by Mine - San Bartolomé

	4Q 2013	3Q 2013	Quarter Variance	2013	2012	Year Variance
Tons milled	451,660	428,884	5%	1,679,839	1,477,271	14%
Average silver grade (oz/t)	3.79	3.89	(3)%	3.93	4.49	(12)%
Average recovery rate	87.6%	91.5%	(4)%	90.0%	89.5%	1%
Silver production (000's)	1,498	1,528	(2)%	5,941	5,930	—%
Table 6:
Results of Operations by Mine - Rochester

	4Q 2013	3Q 2013	Quarter Variance	2013	2012	Year Variance
Tons milled	3,135,304	2,678,906	17%	10,711,390	8,926,598	20%
Average silver grade (oz/t)	0.56	0.53	6%	0.55	0.55	—%
Average gold grade (oz/t)	0.002	0.003	(33)%	0.003	0.005	(40)%
Silver production (000's)	712	595	20%	2,799	2,801	—%
Gold production	7,890	4,824	64%	30,860	38,066	(19)%

Table 7:
Results of Operations by Mine - Kensington

	4Q 2013	3Q 2013	Quarter Variance	2013	2012	Year Variance
Tons milled	149,246	147,427	1%	553,717	394,780	40%
Average gold grade (oz/t)	0.26	0.20	30%	0.21	0.22	(5)%
Average recovery rate	96.0%	96.5%	(1)%	96.6%	95.6%	1%
Gold production	37,404	29,049	29%	114,821	82,125	40%

Table 8:
Results of Operations by Mine - Endeavor

	4Q 2013	3Q 2013	Quarter Variance	2013	2012	Year Variance
Silver Production (000's)	135	162	(17)%	669	734	(9)%